Exhibit 10.1

Asset Purchase Agreement

by and among

Trio Petroleum Corp

Trio Petroleum Canada, Corp.

and

Capital Land Services Ltd.

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Schedules

Schedule A	Assets
Schedule B	General Conveyance

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Asset Purchase Agreement

Dated as of the 20th day of August 2025

This Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Trio Petroleum Corp, a Delaware corporation (“Parent”); (ii) Trio Petroleum Canada, Corp., an Alberta, Canada corporation and a wholly owned subsidiary of Parent (the “Buyer”); and (iii) Capital Land Services Ltd., a corporation incorporated under the Province of Alberta (“Seller”). Each of Parent, Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below) in return for the payment of certain cash consideration and with the issuance to Seller of certain shares of common stock, par value $0.0001 per share, of Parent (the “Common Stock”), upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I.

Definitions and Interpretation

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Assigned Contracts” means the Contracts set forth in Schedule A.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(e)	“Buyer Organizational Documents” means the Articles of Incorporation, bylaws and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(f)	“Closing Date” has the meaning given to it in Section 2.03.

(g)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(h)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(i)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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(j)	“Enforceability Exceptions” means:

(i)	applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally; and

(ii)	general principles of equity.

(k)	[Intentionally left blank.]

(l)	[Intentionally left blank.]

(m)	[Intentionally left blank.]

(n)	[Intentionally left blank.]

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(p)	“Governmental Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether United States or Canadian, or other local or foreign jurisdiction.

(q)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(r)	“Hazardous Materials” means:

(i)	any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Law; and

(ii)	any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(s)	“Knowledge of Buyer” means the knowledge, after and assuming due inquiry, of the directors and officers of Buyer.

(t)	“Knowledge of Seller” means the knowledge, after and assuming due inquiry, of the directors and officers of Seller, and provided that Seller shall be charged with such knowledge that an owner of the Assets would reasonably be expected to obtain in the customary ownership and operation of the Assets.

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(u)	“Law” means any United States or Canadian domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(v)	“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(w)	“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, pledge, equitable interest, option, mortgage, right of first refusal, security interest or encumbrance or restriction of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(x)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to:

(i)	the Assets;

(ii)	the business, results of operations, condition (financial or otherwise) of Seller; or

(iii)	the ability of Seller to consummate the Transactions on a timely basis;

provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to:

(iv)	any changes, conditions or effects in the United States or Canadian economies or securities or financial markets in general;

(v)	changes, conditions or effects that generally affect the industries in which Seller operates or in which the Assets are located;

(vi)	any change, effect or circumstance resulting from an action required or permitted by this Agreement; or

(vii)	conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (iv), (v) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect on a Seller or the Assets has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on Seller or the Assets compared to other participants in the industries in which Seller conducts its business.

(y)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by a Governmental Authority.

(z)	“Parent Organizational Documents” means the Certificate of Incorporation, bylaws and other organizational documents of Parent as Parent is required to have under any applicable Law.

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(aa)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(bb)	“Permitted Encumbrances” means:

(i)	liens for Taxes not yet due and payable;

(ii)	mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Assets;

(iii)	easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Assets, which do not prohibit or interfere with the current operation of any real property and which do not render title to any real property unmarketable;

(iv)	liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Assets; and

(v)	the encumbrances as set forth in Schedule A.

(cc)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(dd)	“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including such Closing Date.

(ee)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(ff)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(gg)	“Revitalize/PWC Transaction” means that certain proposed transaction between PRICEWATERHOUSECOOPERS INC. LIT SOLELY IN ITS CAPACITY AS THE RECEIVER AND MANAGER OF THE ASSETS, PROPERTY AND UNDERTAKING OF REVITALIZE ENERGY INC., AND NOT IN ITS PERSONAL OR CORPORATE CAPACITY, as vendor, and the Buyer, as purchaser, pertaining to the following wells:

(i)	UWI 100/11-07-050-01W4/00; Palliser Lloyd 11-7-50-1; Licence No. 411821;

(ii)	UWI 103/12-07-050-01W4/01; Palliser Lloyd 12A-7-50-1; Licence No. 423637;

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(iii)	UWI 100/14-07-050-01W4/00; Palliser Lloyd 14B-7-50-1; Licence No. 435978; and

(iv)	UWI 100/13-07-050-01W4/00; Palliser Lloyd 13-7-50-1; Licence No. 418503;

together with all associated tangible equipment and surface leases.]

(hh)	“Revitalize Settlement Agreement” means that certain settlement agreement among Revitalize Energy Inc., the County of Vermilion River, and Seller pertaining to certain of the Potentially Adverse Instruments, and any predecessor petroleum and natural gas tenures referenced therein, including the Prior PNG Lease, which settlement agreement has not been disclosed to or made available to Buyer.

(ii)	“SEC” means the United States Securities and Exchange Commission.

(jj)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(kk)	“Seller Organizational Documents” means the articles of incorporation, bylaws, and other organizational documents of Seller as Seller is required or permitted to have under any applicable Law.

(ll)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(mm)	“Taxes” means all United States and Canadian federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(nn)	“Termination Date” means October 31, 2025.

(oo)	“Transaction Documents” means this Agreement, the General Conveyance and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(pp)	“Transactions” means the purchase and sale of the Assets and the other transactions as contemplated herein or in the other Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

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(c)	the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein;

(d)	references herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.

Purchase and Sale

Section 2.01 Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens and Encumbrances, other than the Permitted Encumbrances, all of the Assets. The “Assets” shall be comprised of the Assigned Contracts and the other Permits and assets as set forth on Schedule A.

Section 2.02 Purchase Price.

The purchase price for the Assets shall be:

(a)	the sum of CAD$150,000.00 (the “Closing Cash”); and

(b)	the issuance by Parent to Seller of CAD$150,000.00 in restricted common shares of Common Stock subject to Rule 144 (the “Restricted Shares”) priced at the Volume Weighted Average Price over the five (5) trading days prior to the Closing, and converted from U.S. dollars to Canadian dollars using the daily average exchange rate published by the Bank of Canada on its website as of the date of Closing.

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Section 2.03 Closing The closing of the Transactions (the “Closings”), which shall occur, subject to the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, on the later of:

(a)	September 5, 2025; and

(b)	three (3) Business Days following the date that Buyer has provided written notice to Seller that the Revitalize/PWC Transaction has closed;

(the “Closing Date”).

Section 2.04 Seller Deliverables at the Closing.

At the Closing, Seller shall deliver to Buyer the following:

(a)	A copy of the General Conveyance in the form as attached hereto as Schedule B (the “General Conveyance”) with respect to the Assets, duly executed by an authorized officer of Seller;

(b)	Such instruments of transfer and assignment as reasonably requested to assign the Assigned Contracts to Buyer, duly executed by Seller and any other required parties thereto;

(c)	A certificate of an executive officer of Seller, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(e) have been satisfied and that the statements therein are true and correct as of the Closing Date;

(ii)	attaching and certifying true and correct copies of resolutions of the Board of Directors of Seller, and of the shareholders of Seller if required as set forth in Section 3.02(d), approving this Agreement, the other Transaction Documents and the Transactions; and

(iii)	attaching a certificate of status issued by the appropriate Governmental Authority for Seller, dated as of a date within 5 days of the Closing Date;

(d)	Evidence satisfactory to Buyer, acting reasonably, that the Potentially Adverse Instruments have been discharged, lapsed, or otherwise extinguished from Certificate of Title 225J56; and

(e)	Such other documents and instruments as reasonable requested by Buyer for the purposes of transferring the Assets to Buyer and otherwise consummating the Transactions.

Section 2.05 Buyer and Parent Deliverables at the Closing.

At the Closing:

(a)	Buyer shall pay to Seller the Closing Cash payment, by wire transfer pursuant to instructions provided by Seller to Buyer prior to the Closing;

(b)	Parent shall record Seller in the books and records of Parent as the owner of the Restricted Shares, and the Parties agree that the Restricted Shares shall not be certificated, unless requested by Seller three (3) days prior to the Closing;

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(c)	Buyer shall deliver to Seller the General Conveyance, duly executed by an authorized officer of Buyer;

(d)	Parent and Buyer shall deliver to Seller a certificate of an executive Officer of Parent and an executive officer of Buyer, dated as of the Closing Date, and;

(i)	certifying that the conditions set forth in Section 3.03(a) and Section 3.03(f) have been satisfied and that the statements therein are true and correct as of the Closing Date;

(ii)	attaching and certifying true and correct copies of resolutions of the Board of Directors of each of Parent and Buyer approving this Agreement, the other Transaction Documents and the Transactions; and

(iii)	attaching a certificate of status issued by the Delaware Secretary of State for Parent, and a certificate of status issued by the appropriate Governmental Authority for Buyer, each dated as of a date within 5 days of the Closing Date; and

(e)	Such other documents and instruments as reasonable requested by Seller for the purposes of transferring the Assets to Buyer and otherwise consummating the Transactions.

Section 2.06 Additional Documents. At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07 No Assumption of Liabilities. Other than as specifically set forth herein, neither Buyer nor Parent are assuming, nor shall either Buyer or Parent assume, any Liabilities of Seller, whether related to the Assets or otherwise.

Section 2.08 Potentially Adverse Instruments.

(a)	For purposes herein:

(i)	“Potentially Adverse Instruments” means:

(A)	Instrument 142 101 723 registered 08/04/2014 by NATIONAL BANK OF CANADA, pertaining to a Debenture dated September 20, 2011 between Palliser Oil & Gas Corporation, as borrower, and National Bank of Canada;

(B)	Instrument 152 016 092 registered 15/01/2015 by QUEST LOGISTICS LTD., pertaining to a Statement of Lien by Quest Logistics Ltd. in the amount of $26,550.70 in respect of work or materials provided to Palliser Oil & Gas Corporation;

(C)	Instrument 152 063 445 registered 24/02/2015 by CANWEST PROPANE PARTNERSHIP, pertaining to a Statement of Lien by Canwest Propane Partnership in the amount of $3,637.27 in respect of work or materials provided to Palliser Oil & Gas Ltd.;

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(D)	Instrument 202 173 723 registered 18/08/2020 by CAPITAL LAND SERVICES LTD., pertaining to an Option for Petroleum and Natural Gas Lease dated July 21, 2020 between The County of Vermilion River (formerly known as the Municipal District of Wellington No. 481), as grantor, and Capital Land Services Ltd., as grantee; and

(E)	Instrument 202 193 145 registered 08/09/2020 by CAPITAL LAND SERVICES LTD., pertaining to a Petroleum and Natural Gas Lease dated August 24, 2020 between The County of Vermilion River (formerly known as the Municipal District of Wellington No. 481), as lessor, and Capital Land Services Ltd., as lessee.

(ii)	“Prior PNG Lease” means that certain Petroleum and Natural Gas Lease dated January 25, 2011 between The County of Vermilion River, as lessor, and Scott Land & Lease Ltd., as lessee, pertaining to Twp 50 Rge 01 W4M: NW¼ of Sec. 07, as referenced in:

(A)	Instrument 112 032 354 registered 02/02/2011 by Scott Land & Lease Ltd., and subsequently transferred into the name of PETROCAPITA GP I LTD., pertaining to a Petroleum and Natural Gas Lease dated January 25, 2011 between The County of Vermilion River, as lessor, and Scott Land & Lease Ltd., as lessee;

(B)	Instrument 162 261 723 registered 20/09/2016 and pertaining to a TRANSFER OF CAVEAT 112032354 from SCOTT LAND & LEASE LTD. to PETROCAPITA GP I LTD.;

(C)	Instrument 212 041 273 registered 10/02/2021 and pertaining to the LAPSE OF CAVEAT 112032354 AND TRANSFER OF 162261723; and

(D)	Alberta Court of King’s Bench of Alberta decision in Docket 2101-05427 styled Revitalize Energy Inc., as applicant, v. Capital Land Services Ltd. and County of Vermilion River, as respondents, wherein the Court directed that Instrument 112 032 354 and Instrument 162 261 723 be restored to Certificate of Title 225J56 with their pre-existing priority and registration dates, and transferred into the name of Revitalize Energy Inc.

(iii)	“Registered CLPs” means:

(A)	Instrument 152 204 329 registered 09/07/2015 and pertaining to a CERTIFICATE OF LIS PENDENS affecting INSTRUMENT 152016092 under Court of Queen’s Bench Action No. 1501-07788 styled as QUEST LOGISTICS LTD. v. PALLISER OIL & GAS CORPORATION, CONTIGUOUS RESOURCES LTD., MUNICIPAL DISTRICT OF WELLINGTON NO. 481 also known as THE COUNTY OF VERMILLION RIVER, 1222913 ALBERTA LTD., CLIFFORD SKEATES, ELAINE CHAUNCEY, NATIONAL BANK OF CANADA, SCOTT LAND AND LEASE LTD., CANADIAN NATURAL RESOURCES LIMITED, LANDSOLUTIONS INC. AND LANDSOLUTIONS GP INC.;

(B)	Instrument 152 230 531 registered 30/07/2015 and pertaining to a CERTIFICATE OF LIS PENDENS affecting INSTRUMENT 152063445 under Court of Queen’s Bench Action No. 1514-00221 styled as CANWEST PROPANE PARTNERSHIP, A DIVISION OF GIBSON ENERGY ULC v. PALLISER OIL & GAS CORPORATION, GORDON ROY TETZ, PATRICIA ANN TETZ, THE MUNICIPAL DISTRICT OF WEWNGTON NO. 481, MARIE CUSAK, JOHN JOSEPH FOLEY AND LORI MARIE FOLEY; and

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(C)	Instrument 222 177 081 registered 12/08/2022 and pertaining to a CERTIFICATE OF LIS PENDENS in Court of Queen’s Bench Action No. 2101-05427 styled REVITALIZE ENERGY INC. v. CAPITAL LAND SERVICES LTD. and COUNTY OF VERMILION RIVER.

(b)	From and after the execution hereof, Seller shall use commercially reasonable efforts to have the Potentially Adverse Instruments discharged, lapsed, or otherwise extinguished from Certificate of Title 225J56 prior to the Closing. If and to the extent that all of the Potentially Adverse Instruments are not so discharged, lapsed, or otherwise removed and Buyer nonetheless waives the condition to Closing contained in section 2.04(d) and proceeds with the Closing, Seller shall from and after Closing, on a timely basis and without further consideration, complete such documents and take such other actions as may be reasonably requested by Buyer in order to discharge, lapse, or otherwise extinguish the Potentially Adverse Instruments.

(c)	From and after the execution hereof, Seller shall use commercially reasonable efforts to cooperate with Buyer to obtain a written surrender and release of the Prior PNG Lease from Revitalize Energy Inc.

(d)	From and after Closing, Seller shall cooperate with Buyer on a commercially reasonable efforts, but at the sole risk and cost of Buyer, to have the Registered CLPs discharged.

Section 2.09 Revitalize/PWC Transaction.

(a)	From and after the execution hereof, Seller shall, using commercially reasonable efforts and to the extent possible, on a timely basis and without further consideration, cooperate in good faith with Buyer, and cause its principal Brian Davies (the “Seller Principal”) to cooperate in good faith with Buyer, to facilitate the finalization and completion of the Revitalize/PWC Transaction.

(b)	In connection with the foregoing, and in particular with respect to the transfer of any and all Alberta Energy Regulator (“AER”) well, pipeline, and/or facility licences included in the assets subject to the Revitalize/PWC Transaction (the “AER Licences”), Seller shall act as “agent” as that term is defined in the Oil and Gas Conservation Act (Alberta), and used in section 91 of the Oil and Gas Conservation Act (Alberta) and in section 4.1(4)(b) of AER Directive 067 (the “AER Agent”), for Buyer or for Novacor Exploration Ltd. as nominee of Buyer (the “Buyer Nominee”), to hold the AER Licences, or cause the Seller Principal to act as AER Agent for Buyer or for the Buyer Nominee, in respect of the AER Licences.

(c)	Seller represents and warrants to Buyer on behalf of itself, and on behalf of the Seller Principal, that Seller and/or the Seller Principal are qualified to act as AER Agent for Buyer and/or the Buyer Nominee in respect of the AER Licences, and that Seller is not aware of any condition, event or circumstance that might prevent or impede Seller and/or Seller Principal from being appointed to act as AER Agent for Buyer and/or Buyer Nominee.

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(d)	Subject to section 2.09(f) hereof, Buyer hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Seller and the Seller Principal, against and in respect of any and all Losses incurred or sustained by Seller and/or the Seller Principal as a result of or in connection with acting as AER Agent for Buyer or for the Buyer Nominee in respect of the AER Licences.

(e)	Seller confirms and acknowledges on behalf of itself, and on behalf of the Seller Principal, that section 91(7) of the Oil and Gas Conservation Act (Alberta) provides that an AER Agent may not be changed or discharged without the consent, in writing, of the AER, which consent may, at the AER’s discretion, be refused. In order to ensure compliance with the foregoing Seller shall not, and shall prevent the Seller Principal from, ceasing to fulfill their role as AER Agent for Buyer or for the Buyer Nominee in respect of the AER Licences without:

(i)	appointing a successor AER Agent, which successor AER Agent is acceptable to Buyer acting reasonably; and

(ii)	obtaining the consent in writing of the AER to such successor AER Agent.

(f)	Seller hereby agrees on its own behalf, and on behalf of the Seller Principal, to indemnify and hold harmless to the fullest extent permitted by applicable law Buyer and the Buyer Nominee, against and in respect of any and all Losses incurred or sustained by Buyer and/or the Buyer Nominee as a result of or in connection with any noncompliance with AER Directive 067 and section 91 of the Oil and Gas Conservation Act (Alberta), or breach by Seller or the Seller Principal of section 2.09(e) hereof.

(g)	In consideration of Seller and/or the Seller Principal acting as the AER Agent for Buyer or the Buyer Nominee in respect of the AER Licences, Buyer shall pay to Seller a non-convertible gross overriding no-deductions royalty of one percent (1%), calculated with reference to one hundred percent (100%) of production from the Assets for so long as Seller and/or the Seller Principal so act as AER Agent.

(h)	At Closing the Seller and Buyer shall execute and delivery a mutually acceptable agency and royalty agreement reflecting the terms and conditions contained in this Section 2.09, and incorporating the 2015 CALEP Overriding Royalty Procedure and such other terms and conditions as are ordinarily included in agreements of this nature in Western Canada (the “Agency and Royalty Agreement”).

Section 2.10 Conveyance Taxes.

(a)	Seller will pay all income, capital gain, use, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions.

(b)	Buyer will pay all sales and value added or similar taxes incurred as a result of the Transactions.

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Article III.

Conditions to Closing

Section 3.01 Conditions to the Obligations of Each of the Parties. The obligations of each of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement and no Governmental Authority shall have imposed any terms or conditions on the Transactions which would reasonably be expected to materially impact the operations of Buyer following the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions at the Closing.

(d)	The Parties shall have executed and delivered the Agency and Royalty Agreement.

Section 3.02 Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Closing are subject to the satisfaction (or waiver by Buyer and Parent, each in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Seller in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 6.01, Section 6.02, Section 6.03, Section 6.09, Section 6.12, Section 6.13, Section 6.23 and Section 6.24, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(c)	If deemed necessary by Parent, Seller shall have provided to Parent audited financial statements for Seller and the Assets and related auditor reports thereon from a Public Buyer Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the reports filed by Parent with the SEC following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods;

(d)	The Transactions shall have been approved by the shareholders of Seller, if required by applicable Law or the rules of any applicable securities exchange;

(e)	There shall have occurred no Material Adverse Effect as of the Closing Date; and

(f)	The Revitalize/PWC Transaction shall have closed, and in connection therewith Buyer shall have obtained a written surrender and release of the Prior PNG Lease from Revitalize Energy Inc.

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Section 3.03 Condition to the Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller in its sole discretion), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Buyer and Parent in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and other than the representations and warranties as set forth in Section 7.01, Section 7.02 and Section 7.06 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	The Transactions shall have been approved by the shareholders of Buyer, if required by applicable Law or the rules of any applicable securities exchange, including the NYSE American;

(c)	The Closing cash having been paid to Seller;

(d)	On the Closing, the Restricted Shares having been issued to Seller subject to Rule 144, as directed by Seller;

(e)	Evidence that the NYSE American has approved or conditionally approved the Transaction, if so required by the rules and regulations of the NYSE American; and

(f)	Buyer and Parent shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

Article IV.

[Intentionally Left Blank]

Article V.

Representations and Warranties of Seller

As an inducement to, and to obtain the reliance of Buyer, Seller represents and warrant to Buyer and Parent, as of the Effective Date and as of the Closing Date, as follows, except as set specifically disclosed in Schedule A:

Section 5.01 Existence and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the Province of Alberta and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 5.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

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Section 5.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which Seller or any of the Assets could be subject.

Section 5.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 5.05 Approval of Agreement. The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 5.06 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, by or against Seller or affecting any of the Assets, Seller or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 5.07 Compliance With Laws and Regulations. Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, including with respect to section 431 of the Municipal Government Act (Alberta), except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, Assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

Section 5.08 Regulatory Permits. Seller possesses all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, and to own and operate the Assets and Seller has not received any notice of proceedings relating to the revocation or modification of any such Permit.

Section 5.09 Title to and Ownership of Assets.

(a)	Seller is the record and beneficial owner of the Assets free and clear of all Liens, Encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, other than the Permitted Encumbrances. Seller is not subject to, or a party to, any agreements, licenses, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Seller or by Buyer or Parent. Upon delivery to Buyer of the applicable Transaction Documents, Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all Encumbrances or Liens or restrictions whatsoever, other than the Permitted Encumbrances. Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein. Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer or Parent, as successor to Seller, in the Assets.

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(b)	There is no Action that is pending or, to the Knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Assets. Seller has not received any written communication alleging that Seller has infringed the rights of any third party and there are no Actions that are pending or, to the Knowledge of Seller, threatened against Seller with respect to the Assets. To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the Assets owned by Seller.

(c)	Seller has complied with all the requirements of all Canadian and United States and foreign Governmental Authorities to maintain the Assets in full force and effect in all material respects, including payment of all required fees when due to such offices or entities, and timely filing of all declarations, certifications and other paperwork with Governmental Authorities needed to maintain the Assets in good standing.

(d)	No claims:

(i)	challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Assets owned or purported to be owned by Seller; or

(ii)	to the effect that any Assets or the conduct of the business of Seller, including the development, marketing, sale and support of the Assets, has infringed or does or will infringe or constitute a misappropriation of any intellectual property or other proprietary or personal right of any Person have been asserted or, to the Knowledge of Seller, threatened by any Person against Seller, nor does there exist any valid basis for such a claim. There are no Actions, including interference, re-examination, reissue, opposition, nullity, suspension, rejection (whether non-final or final), default, abandonment or cancellation Actions pending that relate to any of the Assets, and to the Knowledge of Seller no such Actions are threatened or contemplated by any Governmental Authority or any other Person.

(e)	Seller has obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Assets valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to Seller and have delivered true and complete copies of such assignments to Buyer. No former employee, current employee, consultant or former consultant of Seller has ever excluded any intellectual property from any written assignment executed by any such Person in connection with work performed for or on behalf of Seller. All amounts payable by Seller to consultants and former consultants involved in the development of any Assets have been paid in full.

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(f)	Seller has taken commercially reasonable measures to protect their ownership of, and rights in, all Assets owned by Seller in accordance with customary industry practices.

(g)	Seller has not:

(i)	transferred ownership of, or granted any exclusive license with respect to, any Assets to any other Person; or

(ii)	granted any customer the right to use any Asset or portion thereof on anything.

No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Assets.

(h)	To the Knowledge of Seller, there is no governmental prohibition or restriction on the use of any Assets in any jurisdiction in which Seller currently conducts or has conducted business or on the export or import of any of the Assets from or to any such jurisdiction.

(i)	Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Assets.

Section 5.10 [Intentionally left blank.]

Section 5.11 Absence of Certain Changes, Events and Conditions. Since April 21, 2025, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	entry into any Contract that would constitute an Assigned Contract;

(c)	incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Assets except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d)	transfer, assignment, sale or other disposition of any of the Assets;

(e)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Assets;

(f)	material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;

(g)	acceleration, termination, material modification to or cancellation of any Assigned Contract;

(h)	imposition of any Encumbrance upon any of the Assets; or

(i)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 5.12 Compliance with Laws. Seller is (and has been at all times during the past five (5) years) in compliance with all economic sanctions and anti-boycott Laws in all material respects, including the Laws and regulations administered by the U.S. Customs and Border Protection and U.S. Customs and Immigration Service, the Arms Export Control Act and the International Traffic in Arms Regulations, the Export Control Reform Act and the Export Administration Regulations, the Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Section 999 of the Internal Revenue Code.

Section 5.13 Assigned Contracts.

(a)	The Assigned Contracts are the only Contracts applicable to the Assets or to which any of the Assets or their operation are subject. Seller has provided to Buyer true and correct copies of each Assigned Contract.

(b)	Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

(c)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on any Assigned Contract.

(d)	Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assigned Contract.

(e)	As of the Closing, Seller will have received all consents and approvals for all third parties as required to assign the Assigned Contracts to Buyer.

(f)	Each Assigned Contract is valid, binding, enforceable and in full force and effect, including with respect to section 431 of the Municipal Government Act (Alberta). Seller is not in breach or default under such Assigned Contract, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Assigned Contract. Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Assigned Contracts and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Assigned Contract has exercised any termination rights with respect thereto.

Section 5.14 Real Property.

(a)	With respect to the real property as set forth on Schedule A, included within the Assets (the “Real Property”), Seller represents and warrants as follows:

(i)	Seller has good and marketable leasehold to the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances;

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(ii)	Seller has not leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(iii)	there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

(b)	Seller has not received any written notice of:

(i)	violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property;

(ii)	existing, pending or threatened condemnation proceedings affecting the Real Property; or

(iii)	existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated.

Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(c)	Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof.

(d)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Real Property.

Section 5.15 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of Seller, threatened against or by Seller:

(i)	relating to or affecting the Assets; or

(ii)	that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Assets.

Section 5.16 Compliance With Laws; Permits.

(a)	Seller has complied, and is now complying, with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of the Assets.

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(b)	All Permits required for Seller to operate the Assets as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 5.17 Environmental Matters.

(a)	The operations of Seller with respect to the Assets are currently and have been in compliance with all Laws. Seller has not received from any Person, with respect to the Assets, any written request for information pursuant to any Law which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date or as of the Closing.

(b)	Seller has obtained and is in material compliance with all Permits necessary for the ownership, lease, operation or use of the Assets and all such Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with all Laws, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Assets. With respect to any such Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)	[Intentionally left blank.]

(d)	[Intentionally left blank.]

(e)	[Intentionally left blank.]

(f)	Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Law.

(g)	[Intentionally left blank.]

(h)	Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Assets as currently carried out.

Section 5.18 Taxes.

(a)	All Tax Returns with respect to the Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)	Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)	All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)	Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)	There are no Encumbrances for Taxes upon any of the Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

(g)	None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 5.19 Tax Returns and Payments; Tax Liens. Seller:

(a)	has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it (including all Tax Returns required to be filed with respect to the Assets), and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

(b)	has paid all Taxes shown to be due and payable on such Tax Returns and all Taxes otherwise payable with respect to the Assets to the extent due and payable; and

(c)	has properly accrued all Taxes relating to the Assets for periods subsequent to the periods covered by such Tax Returns. No deficiency in payment of any such Taxes for any period has been asserted by any Tax Authority and remains unsettled.

There are no ongoing, pending or, to the Knowledge of Seller, threatened in writing, Tax audits or examinations relating to the Assets. No claim has ever been made by a Tax Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. All Taxes required to be withheld, collected or deposited by Seller with respect to the Assets have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. There are no Tax liens on any of the Assets, other than liens for current Taxes which are not yet due or payable. Seller has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the Assets or the Business.

Section 5.20 Insurance Policies. Correct and complete copies of each policy of insurance held by Seller and related to the Assets in any manner have been provided to Buyer. All insurance policies and bonds with respect to the Assets are in full force and effect and Seller has not reached or exceeded policy limits for any insurance policy in effect at any time during the past five (5) years.

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Section 5.21 Restrictions on Business Activities. There is no Contract or Order to which Seller is a party or otherwise binding upon Seller that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of Buyer or Parent following the Closing, any acquisition or disposition of material property (tangible or intangible) by Seller, the conduct of business by Seller, as currently conducted, or otherwise limiting in a material respect the freedom of Seller or Buyer or Parent, following the Closing, to engage in any line of business or to compete with any Person.

Section 5.22 Privacy and Data Protection.

(a)	Each of Seller and its Affiliates has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”). “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

(b)	There has been no loss, damage, to the knowledge of Seller, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other incident involving Personal Data or confidential information maintained by or on behalf of Seller, nor any complaints or claims asserted by any Person (including any Authority) related to the Processing of Personal Data or confidential information by Seller or by another Person (including any Seller) Processing Personal Data or confidential information on behalf of Seller, and (ii) to the knowledge of Seller, there has been no legal proceeding brought by any Person that any product or service of Seller was the cause of, or a contributing cause of, or facilitated, any incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that Seller was otherwise liable for any incident or violation of any Privacy Law. Each of Seller and its Affiliates has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

Section 5.23 Approval of Agreement. Seller is the only selling party required to authorize the execution and delivery of this Agreement and Seller, including the Board of Directors of Seller, has approved this Agreement and the Transactions.

Section 5.24 Investment Representations.

(a)	Seller understands and agrees that the consummation of the Transactions including the delivery of the Restricted Shares to Seller in exchange for the Assets as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Restricted Shares are being acquired by Seller are being acquired by Seller for Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

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(c)	Seller understands that the Restricted Shares are being offered and sold to Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Buyer is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Restricted Shares.

(d)	Seller has been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Restricted Shares which have been requested by Seller. Seller has been afforded the opportunity to ask questions of Buyer. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment and the receipt of the Restricted Shares. Seller understands that Seller’s investment in the Restricted Shares involves a significant degree of risk. Seller is not aware of any facts that may constitute a breach of any of Buyer’s representations and warranties made herein.

(e)	Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Restricted Shares.

(f)	Seller understands that:

(i)	the sale or re-sale of the Restricted Shares have not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Restricted Shares may not be transferred unless:

(A)	the Restricted Shares are sold pursuant to an effective registration statement under the Securities Act;

(B)	Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Restricted Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Buyer;

(C)	the Restricted Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller who agree to sell or otherwise transfer the Restricted Shares only in accordance with this Section 6.24 and who is an Accredited Investor;

(D)	the Restricted Shares are sold pursuant to Rule 144; or

(E)	the Restricted Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Buyer;

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(ii)	any sale of such Restricted Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Restricted Shares under circumstances in which Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(iii)	neither Buyer nor any other person is under any obligation to register such Restricted Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Restricted Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Seller understands that the Restricted Shares, until such time as the Restricted Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Restricted Shares.

(h)	The legend(s) referenced in Section 6.24(g) shall be removed and Buyer shall issue a certificate without such legend to the holder of any Restricted Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws:

(i)	the Restricted Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold; or

(ii)	such holder provides Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Restricted Shares may be made without registration under the Securities Act, which opinion shall be accepted by Buyer so that the sale or transfer is effected. Seller agrees to sell all Restricted Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 5.25 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Seller in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Article VI.

Representations and Warranties of Buyer and Parent

As an inducement to, and to obtain the reliance of Seller, Buyer and Parent represent and warrant to Seller as of the Effective Date and as of the Closing Date, as follows:

Section 6.01 Existence and Power.

(a)	Parent is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

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(b)	Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of Alberta, Canada, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

(c)	Each of Buyer and Parent has full corporate power and authority to carry on its respective businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 6.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Buyer Organizational Documents or the Parent Organizational Documents. Each of Buyer and Parent has taken all actions required by Law, the Buyer Organizational Documents, the Parent Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 6.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Buyer and Parent in connection herewith constitute the valid and binding obligations of Buyer and Parent, enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by Buyer or Parent of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Buyer Organizational Documents, or the Parent Organizational Documents, or contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which Buyer or Parent could be subject.

Section 6.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer or Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 6.05 Approval of Agreement. The Board of Directors of Buyer and the Board of Directors of Parent have each authorized the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Parent and have each approved this Agreement and the Transactions.

Section 6.06 The Restricted Shares. The Restricted Shares to be issued and delivered to Seller in accordance with this Agreement shall be, upon issuance and delivery of such Restricted Shares, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by Seller.

Section 6.07 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from Buyer or Parent in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Parent.

Section 6.08 Compliance With Laws and Regulations. Buyer has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, or condition of Buyer or except to the extent that noncompliance would not result in the occurrence of any material liability for Buyer.

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Section 6.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, by or against Buyer, or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Buyer has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 6.10 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 6.11 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of Buyer, threatened against or by Buyer:

(i)	relating to or affecting the assets of Buyer; or

(ii)	that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the assets of Buyer.

Section 6.12 Taxes.

(a)	Buyer has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Buyer.

(c)	All deficiencies asserted, or assessments made, against Buyer as a result of any examinations by any taxing authority have been fully paid.

(d)	Buyer is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)	There are no Encumbrances for Taxes upon any of the assets of Buyer nor, to the Knowledge of Buyer, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

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(f)	Buyer is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 6.13 Tax Returns and Payments; Tax Liens. Buyer:

(a)	has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and

(b)	has paid all Taxes shown to be due and payable on such Tax Returns.

No claim has ever been made by a Tax Authority in a jurisdiction in which Buyer does not file Tax Returns that Buyer is or may be subject to taxation by that jurisdiction. Buyer has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the assets of Buyer or the business of Buyer.

Article VII.

Termination; Survival

Section 7.01 Termination. This Agreement may be terminated on or prior to either Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By Buyer or Parent:

(i)	if the conditions to the Closing as set forth in Section 3.01 and Section 3.02 have not been satisfied or waived by Buyer, which waiver Buyer may give or withhold in its sole discretion, by the Termination Date, provided, however, that Buyer and Parent may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Buyer or Parent; or

(ii)	if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by Seller, as applicable, within five (5) Business Days after receipt by Seller of written notice thereof from Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c)	By Seller:

(i)	if the conditions to the Closing as set forth in Section 3.01 and Section 3.03 have not been satisfied or waived by Seller, which waiver Seller may give or withhold in its sole discretion, by the Termination Date, provided, however, that Seller may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Seller; or

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(ii)	if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer or Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or cured by Buyer or Buyer, as applicable, within five (5) Business Days after receipt by Buyer of written notice thereof from Seller or is not reasonably capable of being cured prior to the Termination Date; or

(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and non-appealable.

Section 7.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that:

(a)	if Buyer has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(b), Buyer may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.16, provided that all conditions to the Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein; and

(b)	if Seller has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(c), Seller may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.16, provided that all conditions to Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein.

Section 7.03 Survival After Termination. Subject to the provisions of Section 8.02, if this Agreement is terminated by in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.04 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII.

Indemnification

Section 8.01 Indemnification of Parent and Buyer. If Closing occurs, Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Parent, Buyer and their respective Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Buyer Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with:

(a)	any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Seller contained herein or in any of the Transaction Documents;

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(b)	the ownership, and operation of the applicable Assets prior to the Closing Date, including due to any Actions by any third parties with respect to the applicable Assets for any period prior to the Closing Date;

(c)	as a result of any matter attributable to:

(i)	the Potentially Adverse Instruments;

(ii)	the Prior PNG Lease; or

(iii)	the Revitalize Settlement Agreement and any predecessor petroleum and natural gas tenures referenced therein, including the Prior PNG Lease.

(d)	any violation or alleged violation by Seller of the Securities Act, the Exchange Act, any other Law, including, without limitation, any state securities Law, or any rule or regulation thereunder relating to the offer or sale of securities (collectively, “Violations”), in each case to the extent, and only to the extent, that such Violation is incurred, arises out of or related to:

(i)	any untrue or alleged untrue statement of a material fact, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; or

(ii)	any violation or alleged violation by Parent of the Securities Act, the Exchange Act or any state securities Law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Seller furnished to Parent by Seller for use therein.

Section 8.02 Indemnification of Seller. If Closing occurs, Parent hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Seller and its Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Seller Losses”) incurred or sustained by any Seller Indemnified Party as a result of or in connection with:

(a)	any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Buyer contained herein or in any of the Transaction Documents;

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(b)	the ownership, and operation of the applicable Assets on or following the Closing Date, including due to any Actions by any third parties with respect to the applicable Assets for any period on or following the Closing Date; or

(c)	any Violations by Parent other than to the extent arising out of or based upon a Violation which is due to the inclusion of the information furnished to Parent by any Seller Indemnified Party or any such amendment thereof or supplement thereto; and provided that such indemnification shall not be available to the extent such claim is based on:

(i)	a failure of Seller to deliver or to cause to be delivered the prospectus made available by Parent;

(ii)	any Seller Indemnified Party’s use of an incorrect prospectus despite being promptly advised in advance by Parent in writing not to use such incorrect prospectus;

(iii)	any claims based on the manner of sale of securities by Seller or of Seller’s failure to register as a dealer under applicable securities Laws; or

(iv)	any omission of Seller to notify Parent of any material fact relating to Seller or the manner of sale.

Section 8.03 Indemnification Procedures. The Person making a claim under this is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The term “Losses” shall mean either the Buyer Losses, or the Seller Losses, as the context requires or permits.

Section 8.04 Procedure. The following shall apply with respect to all indemnification claims pursuant to this Article VIII:

(a)	If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

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(b)	Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 9.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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(e)	Buyer shall be solely responsible for any withholding taxes, deductions, or other similar taxes imposed by any applicable tax authority in connection with the transactions contemplated by this Agreement (collectively, the “Withholding Taxes”). Buyer agrees to indemnify, defend, and hold harmless Seller, its affiliates, and their respective directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, penalties, interest, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising from or relating to any failure by Buyer to properly deduct, withhold, report, remit, or pay any Withholding Taxes required by applicable law.

Section 8.05 Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.07 Time Limit. The obligations of Seller and Buyer under Section 9.01 and Section 9.02 shall expire two (2) years from the Closing Date, except with respect to:

(a)	an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and

(b)	resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.08 Limitations. Notwithstanding anything to the contrary in this Article VIII, no Party shall be obligated to indemnify any Persons for any Losses in excess of the total fair market value of the Restricted Shares as of the Closing Date, as determined based on the closing trading price of the Common Stock as of the date immediately preceding the Closing Date (the “Cap”). For the avoidance of doubt, Cap shall apply:

(i)	as to all of the Buyer Indemnified Parties collectively, and Seller shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and

(ii)	as to all of the Seller Indemnified Parties collectively, and Buyer shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

Article IX.

Miscellaneous

Section 9.01 Governing Law; Jurisdiction. Subject to Section 9.01(b), this Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including with respect to the Agency and Royalty Agreement, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the Province of Alberta, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the Province of Alberta.

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(b)	With respect to respect of issuance, offer, delivery, registration, transfer, or sale of the Restricted Shares, as well as the availability of exemptions and the eligibility of Seller in respect thereof, this Agreement, and any and all claims, proceedings or causes of action relating thereto under this Agreement or arising from this Agreement, or the transactions contemplated herein, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(c)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN KERN COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.02 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.02. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Section 9.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

(i)	If to Parent or Buyer:

Trio Petroleum Corp
Attn: Robin Ross
5401 Business Park South, Suite 115
Bakersfield, CA 93309
Email: rross@triopetroleum.us

(ii)	If to Seller:

Capital Land Services Ltd.
Attn: Brian Davies
19 Glenbrook Place
Cochrane, AB T4C 1E7
Email: briancapitalland@gmail.com

(iii)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(b)	Any notice hereunder shall be deemed to have been given:

(i)	upon receipt, if personally delivered;

(ii)	on the day after dispatch, if sent by overnight courier;

(iii)	upon dispatch, if transmitted by email with return receipt requested and received; and

(iv)	three (3) days after mailing, if sent by registered or certified mail.

Section 9.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party or Parties shall be reimbursed by the losing Party or Parties for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, or the rules and regulations of the NYSE American, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 9.06 Third Party Beneficiaries. This Agreement is strictly among the Parties and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

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Section 9.07 Expenses. Subject to Section 10.04, except as specifically set forth herein, whether or not either Closing occurs, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 9.08 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.09 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years therefrom, and provided that the covenants and agreements of the Parties as set forth in Article IV shall survive the Closing Date and shall remain in force for the periods as set forth in Article IV.

Section 9.10 Amendment; Waiver; Remedies.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by any other Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.11 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Persons of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between or among the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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Section 9.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.14 Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Seller shall have no power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Buyer and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Buyer may, upon notice to Seller, elect to have a subsidiary of Buyer acquire the Assets in place of Buyer, and in connection therewith Buyer may assign or transfer, in whole or in part, this Agreement, and any of its rights or any of its obligations hereunder to such subsidiary of Buyer as the “Buyer” hereunder, at which time the Parties shall execute an addendum to this Agreement to reflect such assignment, to be in form and substance as reasonably agreed to by the Parties, and Buyer shall thereafter be released from any ongoing obligations hereunder to the extent sent forth in such addendum, provided that the Parties acknowledge and agree that the Restricted Shares shall still be issued by Trio Petroleum Corp at the Closing should it occur.

Section 9.15 Further Assurances. Each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that:

(a)	the other Party has an adequate remedy at law; or

(b)	an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

Trio x Capital Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Trio Petroleum Corp

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Trio Petroleum Canada, Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Capital Land Services Ltd.

By:	/s/ Brian Davies
Name:	Brian Davies
Title:	President

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Schedule A

ASSETS

Lands	Mineral Leases and Registrations (to be Assigned)	Leased Substances	Working Interests		Encumbrances
Twp 50 Rge 01 W4M: NW07	Petroleum and Natural Gas Lease dated April 21, 2025, between the County of Vermilion of River (formerly known as the Municipal District of Wellington No. 481), as lessor, and Capital Land Services Ltd., as lessee, primary term of 5 years expiring April 20, 2030. LTO Registration: 252 174 414	PNG	Capital Land	100%	15% Lessor Royalty

At the Closing, in addition to the General Conveyance, Seller shall deliver to Buyer all conveyances, notices of assignment, other assignments, transfers, novations, authorizations and other documents that are reasonably required or desirable in accordance with normal oil and gas industry practice to effect the transfer of the Assets to Buyer and to novate Buyer into the Mineral Leases, agreements, and contracts relating to the Assets in the place of Seller with respect to the TWP47 Assets, including without limitation:

(a)	Assignment of Freehold Mineral Leases (no consents required) for:

(i)	Petroleum and Natural Gas Lease dated April 21, 2025, between the County of Vermilion of River (formerly known as the Municipal District of Wellington No. 481), as lessor, and Capital Land Services Ltd., as lessee, pertaining to Twp 50 Rge 01 W4M: NW07;

(b)	LTO Transfer of Mineral Registrations (no consent required) for:

(i)	LTO Registration: 252 174 414.

Any assignment or transfer requires the consent or approval of a third party or a governmental authority, Seller will serve all required notices in accordance with normal oil and gas industry practice. To the extent that normal oil and gas industry practice dictates that a consent request is served after Closing, Seller shall ensure compliance with the consent provisions in a timely manner. Notwithstanding the foregoing, Buyer may, by notice not later than five Business Days after execution of the Agreement, request the Vendor to serve any such notice promptly if the applicable consent requirement is other than for a consent that may not be unreasonably withheld.

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Schedule B

General Conveyance

THIS GENERAL CONVEYANCE made this ____ day of _____, 2025.

BETWEEN:

CAPITAL LAND SERVICES LTD.
(the “Vendor”, or the “Transferor”);

AND

TRIO PETROLEUM CANADA, CORP.
(the “Purchaser” or the “Transferee”).

RECITALS

WHEREAS the Transferor has agreed to convey the Transferor’s entire interest in and to the Assets to the Transferee and the Transferee has agreed to acquire the entire interest of the Transferor in and to the Assets.

AND WHEREAS all the conditions precedent to the obligations of the Transferor and the Transferee to complete the Transaction have either been fulfilled or waived in the manner provided in the Agreement.

AGREEMENT

NOW THEREFORE in consideration of the promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the Parties agree as follows:

1.	Definitions. In this General Conveyance, “Agreement” means the Asset Sale Agreement dated the [•] day of August, 2025, between the Transferor, Transferee and Trio Petroleum Corp, a Delaware corporation, and the definitions contained therein are hereby incorporated by this reference.

2.	Conveyance. The Transferor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is hereby acknowledged by the Transferor, hereby conveys the Transferor’s entire interest in and to the Assets to the Transferee. The Transferee acquires the entire interest of the Transferor in and to the Assets from the Transferor, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Contracts.

3.	Effective Time. This General Conveyance is effective as of the Effective Date of the Agreement. For the avoidance of doubt, the transfer of the Transferor’s interest in and to the Assets from the Transferor to the Transferee will be effective as of the Effective Date, while the assumption of the benefits and obligations associated with the Transferor’s interest in and to the Assets by the Purchaser, and possession of such interest in the Assets, will not pass to the Transferee until the Closing Date, subject to the Transferor’s obligations to the Purchaser with respect to the maintenance of the Assets during the interim period.

4.	Subordinate Document. This General Conveyance is executed and delivered by the Parties under the Agreement for the purposes of the provisions of the Agreement, and the terms hereof are to be read in conjunction with the terms of the Agreement. The Agreement will prevail if there is a conflict between the provisions of the Agreement and this General Conveyance.

Trio x Capital Asset Purchase Agreement

5.	Enurement. This General Conveyance enures to the benefit of and binds upon the Parties and their respective successors and permitted assigns.

6.	Further Assurances. Each Party will, after the date of this General Conveyance, on a timely basis and without further consideration, do all further acts and execute and deliver all further documents that are reasonably required to carry out the terms of this General Conveyance.

7.	Counterpart Execution. This General Conveyance may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement. Delivery of a facsimile or portable document format copy of an executed counterpart of this General Conveyance shall be as legally effective as delivery of an original, and if each Party delivers either an original, a facsimile or portable document format copy of a counterpart of this General Conveyance executed by it, this General Conveyance shall be valid and binding.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement on the dates indicated below.

The Vendor CAPITAL LAND SERVICES LTD.		The Purchaser TRIO PETROLEUM CANADA, CORP.

Per:	Brian Davies	Per:	Robin Ross
Position:	President	Position:	Chairman & CEO

Date:		Date:

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